Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Ford Motor Credit Company LLC

Final Term Sheet

2.979% Notes due 2022
Floating Rate Notes due 2022

2.979% Notes due 2022

Issuer:	Ford Motor Credit Company LLC

Trade Date:	July 31, 2017

Settlement Date:	August 3, 2017

Stated Maturity:	August 3, 2022

Principal Amount:	$900,000,000

Interest Rate:	2.979%

Benchmark Treasury:	1.875% due July 31, 2022

Benchmark Treasury Yield and Price:	1.829%; 100-07

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	2.979%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$896,850,000 (99.650%)

Interest Payment Dates:	Semi-annually on each February 3 and August 3, beginning February 3, 2018

Redemption Provision:

The 2022 Notes may be redeemed, in whole or in part, on or after July 3, 2022, the date that is one month prior to the maturity date at a redemption price equal to 100% of the principal amount of the 2022 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc. SG Americas Securities, LLC

Co-Manager:	BB Securities Ltd.

CUSIP/ISIN:	345397YQ0 / US345397YQ02

Floating Rate Notes due 2022

Issuer:	Ford Motor Credit Company LLC

Trade Date:	July 31, 2017

Settlement Date:	August 3, 2017

Stated Maturity:	August 3, 2022

Principal Amount:	$600,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$597,900,000 (99.650%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+108 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on February 3, May 3, August 3 and November 3 of each year prior to the Maturity Date, commencing November 3, 2017

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on February 3, May 3, August 3 and November 3 of each year, commencing November 3, 2017 and ending on the Maturity Date

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC RBS Securities Inc. SG Americas Securities, LLC

Co-Manager:	BB Securities Ltd.

CUSIP/ISIN:	345397YP2 / US345397YP29

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, Morgan Stanley & Co. LLC at 1-866-718-1649, RBS Securities Inc. at 1-866-884-2071, or SG Americas Securities, LLC at 1-855-881-2108.